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                             NORTH AMERICAN FUNDS

                         Establishment and Designation
             of Additional Series of Shares of Beneficial Interest
                         ($0.001 par value per share)

              Establishment and Designation of Classes of Shares

     The undersigned, being a majority of the Trustees of North American Funds (the "Trust"), acting pursuant to Section 4.1(a) of the Amended and Restated Agreement and Declaration of Trust, dated February 18, 1994 (the "Declaration of Trust"), hereby establish and designate a new Series of Shares (as defined in the Declaration of Trust), such Series to have the following special and relative rights:

1. The new Series of Shares shall be designated the "International Growth and Income Fund".

2. The new Series of Shares shall have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

                                    *  *  *

     The undersigned, being a majority of the Trustees of the Trust, acting pursuant to Section 4.1(b) of the Declaration of Trust, hereby create three classes of shares of the International Growth and Income Fund, within the meaning of Section 4.1(b), as follows:

1. The three classes of shares are designated "Class A" shares of beneficial interest, "Class B" shares of beneficial interest and "Class C" shares of beneficial interest.

2. Class A, Class B and Class C of beneficial interest shall be entitled to all the rights and preferences accorded to Shares under the Declaration of Trust.

3. The rights and preferences of Class A, Class B and Class C of beneficial interest shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the current prospectus and statement of additional
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     information of the Trust or the International Growth and Income Fund, as
     amended from time to time.

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     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 17th day of March, 1994.


Don B. Allen                        __________________________
---------------------------
Don B. Allen                        William J. Atherton


Charles L. Bardelis                 Frederick W. Gorbet
---------------------------         --------------------------
Charles L. Bardelis                 Frederick W. Gorbet


Samuel Hoar                         __________________________
---------------------------
Samuel Hoar                         Brian L. Moore


Robert J. Myers
---------------------------
Robert J. Myers

The Amended and Restated Agreement and Declaration of Trust of the Trust, dated February 18, 1994, a copy of which together with all amendments thereto is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets belonging to the Trust, or the particular Sub-Trust or class in question, as the case may be.

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